COMPUTATION OF PERFORMANCE
                           VONTOBEL U. S. VALUE FUND

               1 Year                         Inception
P              1,000.00                       1,000.00
T              21.27%                         15.13%
N              1.0                            6.75
ERV            1,212.70                       2,588.74

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